EXHIBIT 99.1

Joint Press Release: KOIOS LLC and Greenhouse Solutions, Inc. Announce End to Their Joint Venture

Greenwood Village, CO – August 1, 2017 – Greenhouse Solutions, Inc. (OTC: GRSU) (“GH Solutions”), a company focused on creating and offering nutraceutical products with hemp and other nutritional supplements, and KOIOS, a beverage company focused on the creation and distribution of functional beverages, have mutually decided to end their joint venture. The companies had previously entered into a letter of intent for GH Solutions to acquire a majority of KOIOS, however, the companies did not enter into a final agreement.

KOIOS CEO, Chris Miller said, “We are grateful for the collaboration we had with GH Solutions and hope we added value to their organization like they did to ours. However, at this time, it is in both parties’ best interest that we continue business operations mutually exclusive of each other.”

“We were pleased to have produced the KOIOS Raspberry Wonder as part of the joint venture with KOIOS and look forward to working on new nutraceutical products in the future,” commented John Michak, GH Solutions COO.

GH Solutions will continue to sell the co-branded hemp drink, KOIOS Raspberry Wonder, until the existing supply has sold out, but additional runs of that particular product will no longer be produced. The companies will continue to work together to dissolve the joint venture and distribute any remaining assets pursuant to the joint venture agreement after final accounting.

About GH Solutions (Greenhouse Solutions, Inc.)

GH Solutions is a science-based company focused on offering products to consumers within the burgeoning hemp health products industry. The Company has formulations that offer the benefits of botanicals like hemp seed oil in nutritional products for consumers, and has plans for future products incorporating a licensed probiotic application, when developed. The KOIOS Raspberry Wonder with Hemp beverage was offered through a joint venture with KOIOS LLC, which combined KOIOS’ formulas for nutritional products with hemp oil from GH Solutions. GH Solutions encourages all current and prospective shareholders to visit our website at: www.ghsolutionsinc.com; or our Facebook page at: https://www.facebook.com/Greenhousesolutionsinc.

About KOIOS

The KOIOS product creators began developing their own nootropic formulas to combat ADHD and to eliminate harmful stimulants from their lives. After several years of study, they formulated the initial KOIOS drink formulation. KOIOS encourages people to visit their website to learn more: http://www.mentaltitan.com.

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SEC Disclaimer

This press release contains forward-looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” Actual results could differ materially from those projected in Greenhouse Solutions’ (“the Company’s”) business plan. The dissolution of the joint venture should not be construed as an indication in any way whatsoever of the future value of the Company’s common stock or its present or future financial condition. The Company’s filings may be accessed at the SEC’s Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Contact:

info@ghsolutionsinc.com

Ghsolutionsinc.com

1-877-895-5647

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